UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NORWOOD FINANCIAL CORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

April 8, 2024

Dear Stockholder:

Enclosed with this letter is updated information regarding persons and groups beneficially owning more than 5% of our common stock as of March 1, 2024, the record date related to our 2024 Annual Meeting of Stockholders. In the page that follows, we have updated the information under the caption “Principal Holders of our Common Stock”, originally appearing on page 3 of our Proxy Statement dated March 15, 2024. The addition of a beneficial owner of more than 5% of our common stock that was inadvertently omitted from our Proxy Statement is reflected in the page that follows.

Sincerely,

James O. Donnelly President and Chief Executive Officer

PRINCIPAL HOLDERS OF OUR COMMON STOCK

Persons and groups beneficially owning more than 5% of the Common Stock are required to file certain reports with the Securities and Exchange Commission regarding their ownership. A person is the beneficial owner of shares of Common Stock if he or she has or shares voting or investment power over the shares or has the right to acquire beneficial ownership of the shares at any time within 60 days from March 1, 2024 (the “Record Date”). The following table sets forth information as of the Record Date with respect to the persons or groups known to the Company to beneficially own more than 5% of the Common Stock as well as directors, nominees and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	562,276	(3)	7.0%
All directors, nominees and executive officers as a Group (14 persons)	771,880	(4)(5)(6)	9.3%

(1)

For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if he or she shares voting or investment power with respect to such shares or has the right to acquire beneficial ownership within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named persons or group exercise sole voting or investment power over the shares of Common Stock.

(2)

In calculating the percentage ownership of an individual or group, the number of shares outstanding is deemed to include any shares which the individual or group have the right to acquire within 60 days of the Record Date through the exercise of options or otherwise.

(3)	Based on a Schedule 13G filed on January 26, 2024.
(4)

Unless otherwise noted, the directors, executive officers and group named in the table have sole or shared voting power or investment power with respect to the shares listed in the table. The share amounts include shares of Common Stock that the following persons may acquire through the exercise of stock options within 60 days of the Record Date: Joseph W. Adams – 1,300; Susan Campfield – 1,300; Dr. Andrew A. Forte – 1,300; Meg L. Hungerford – 1,300; Kevin M. Lamont – 1,000; Ralph A. Matergia – 1,300; Dr. Kenneth A. Phillips – 1,300; and Vincent G. O’Bell – 6,750.

(5)	Excludes shares of restricted stock awarded under the Company’s 2014 Equity Incentive Plan that have not yet vested.
(6)

Excludes 84,557 shares of Common Stock held under the Wayne Bank Employee Stock Ownership Plan (“ESOP”) for which such individuals serve as the ESOP trustees. Such shares are voted by the ESOP trustees in a manner proportionate to the voting directions of the allocated shares received by the ESOP participants, subject to the fiduciary duty of the trustees. Beneficial ownership is disclaimed with respect to such ESOP shares held in a fiduciary capacity.